[GRAPHIC OMITTED]
                                                      Gabelli Asset Management
ONE CORPORATE CENTER
RYE, NY 10580-1435
      Tel. (914) 921-5146 Fax (914) 921-5392
      www.gabelli.com


  For Immediate Release:                   Contact:  Robert S. Zuccaro
                                                     Chief Financial Officer
                                                     (914) 921-5146
                                                     For further information
                                                     please visit our website
                                                     at: WWW.GABELLI.COM

                  GABELLI REPORTS 2003 FIRST QUARTER RESULTS

 Rye, New York, April 29, 2003 - Gabelli Asset Management Inc. (NYSE: GBL) today reported results for its first quarter ended March 31, 2003.

           Reflecting a 23% decline in assets under management, mostly related to the overall stock market, revenues fell to $46.1 million in the first quarter of 2003 down 21% from the $58.0 million reported in the prior year quarter. Operating income fell 35.6% to $16.3 million in the 2003 quarter versus $25.4 million in the prior year quarter. Net income was $9.3 million or $0.31 per diluted share in 2003 compared to $15.4 million or $0.51 per diluted share in 2002. Actual shares outstanding at March 31, 2003 were 30,019,072 compared to 30,219,941 at March 31, 2002.
      From an analytical point of view, adjusted cash and investments were $531 million at March 31, 2003, an increase of $13 million from the $518 million at December 31, 2002 and up from $490 million at March 31, 2002. This amounted to approximately $13.46 per share net of debt. On a GAAP basis we have cash and investments of $538 million at March 31, 2003 versus $535 million at December 31, 2002 and $482 million at March 31, 2002.

      FINANCIAL RESULTS

          After gaining ground early in January 2003, U.S. equity markets declined during the remainder of the quarter with the Standard and Poor's 500, Russell 2000 and Morgan Stanley Capital International World Index falling 3.2%, 4.5% and 5.0%, respectively. Over the last twelve months these indices declined 24.8%, 27.0% and 23.8%, respectively. Against this backdrop assets under management at March 31, 2003 were $20.1 billion down 22.6% from record levels of $25.9 billion at March 31, 2002 and down 5.6% from $21.3 billion at December 31, 2002. Average total assets under management were $20.7 billion during the first quarter of 2003 versus $24.6 billion during the first quarter of 2002. Average assets in our open-end equity funds, impacted by market performance and outflows in our Growth funds, were $6.4 billion during the 2003 quarter down 23.2% from average assets of $8.3 billion in the prior year quarter. Our equity mutual funds and alternative investment products experienced modest cash inflows during the first quarter of 2003 which were offset by net cash outflows in our institutional and separate accounts.

          The decline in assets under management was largely responsible for the roughly 21% overall decline in total revenues to $46.1 million for the first quarter of 2003 versus $58.0 million in 2002. Investment advisory and incentive fees, which comprise the largest portion of total revenues, totaled $39.6 million in 2003 versus $48.9 million in the first quarter of 2002 due to lower levels of assets under management. Commission revenues were $2.4 million compared to $3.9 million in the 2002 quarter resulting from lower transaction volume. Distribution fees generated from open-end mutual funds declined 21.2% to $4.1 million in the 2003 quarter versus $5.2 million in the first quarter of 2002 due to the lower levels of average assets under management.

           Operating income declined 35.6% to $16.3 million in the first quarter of 2003 compared to $25.4 million in 2002. Operating margins were 35.5% down from 43.7% in the prior year quarter. (If we were to exclude our two acquisitions, Woodland and Grove from the 2003 first quarter, our operating margin was 36.1%.) We made the decision to add to our long-term strengths in research and in client service. Total compensation costs, which are largely variable in nature, declined 8.5% to $20.5 million in 2003 versus $22.4 million in the first quarter of 2002. Compensation increased by $1.0 million as we added eleven individuals to our sales, marketing and research staff since the first quarter of 2002. Other operating expenses were unchanged at $7.5 million in the first quarter of both 2003 and 2002. The expensing of stock options, ($215,000 for the first quarter and $1.5 million for the year), new product initiatives, insurance premiums, benefit programs as well as costs from acquisitions have all contributed to lower margins.

           Management fee expense, which is totally variable and based on pre-tax profits, declined 39.3% to $1.7 million from $2.7 million in the 2002 quarter.

            Interest expense increased $0.3 million or 10.4% to $3.0 million in the first quarter of 2003 compared to $2.7 million in the first quarter of 2002. The increase is attributable to having approximately $85 million of mandatory convertible securities outstanding ($90 million were issued in February 2002) for the entire quarter in 2003 versus only two months in 2002. Notwithstanding higher liquid investable assets, the combination of lower interest rates and declining world equity markets resulted in our proprietary investment earnings being down $0.4 million on a quarter to quarter basis.

            The estimated effective tax rate for 2003 and calendar 2002 was 37.6%. Minority interest expense was unchanged quarter to quarter.

      INVESTMENT, BUSINESS AND OTHER HIGHLIGHTS-POSITIONING FOR RENEWED GROWTH

               We continue to position ourselves to improve investment results, expand product offerings, improve client service, marketing, research and portfolio management infrastructure and invest in growth opportunities.

            o Assets in our Non-Market Correlated Mutual Funds Group, under the aegis of Henry Van der Eb, amounted to $712 million at March 31, 2003, up 6% from $673 million at December 31, 2002, and 38% from $512 million a year earlier.

                   - Mutual Fund net cash flows in this Group were $70 million during the quarter.

                   - The Ned Davis Research Asset Allocation Fund, launched on March 31, 2003, is a new product offering in the Non-Market Correlated Mutual Fund Group.

                   - The Comstock Capital Value Fund and Comstock Strategy Fund both received first place awards for "consistent performance relative to their peers" within their respective categories, at the recent Lipper Fund Awards ceremony. The Comstock funds, managed by Charles Minter and Martin Weiner, were the only two funds with the same portfolio managers to receive awards.

                   - Gabelli ABC Fund (inception May 14, 1993) is one of only three equity-oriented funds, among 1,288 funds according to Lipper Inc., which have had absolute total returns in each of the last ten calendar years through 2002.

            o Twelve Gabelli Mutual Funds, representing over 62% of our total rated fund assets, have earned Morningstar Inc.'s overall ratings of Five and Four Stars

            o The Gabelli Convertible and Income Securities Fund Inc., a closed-end diversified management investment company, raised $50 million through an offering of two series of Preferred Stock in March 2003

            o We announced a symposium which was held on April 22nd on "Dividends- Their Role In Investment Decisions" to discuss how dividends affect the cost of capital as well as the importance of dividends in generating long-term returns for equity owners.

            o During the second half of 2002 we continued building our research team of security analysts and our institutional sales and marketing staff. These additions, while negatively impacting earnings in the short run, are essential to expanding our product offerings including proprietary, fundamental sell-side research for the institutional market

               OUTLOOK-BLEAK TO BRIGHT

                   - Investors are "back to basics". President Bush, as a precondition for his reelection, will pull out all the stops. Lower oil prices, rising confidence, record fiscal stimulus, and lower interest rates should spark a pick up in the economy, especially in the fourth quarter and first half of 2004. The stock market generally anticipates economic recovery by six months.

                   - Our stock selection process, on the value side of Gabelli, driven by our proprietary company and industry research, continues to find fundamentally attractive investment opportunities selling at discounts to private market value with catalysts to trigger appreciation.

                   - We expect global merger, acquisition and restructuring activity to continue to increase. In the U.S., regulatory reforms for the utility, telecom, energy, newspaper and broadcast industries should provide catalysts. Deals for television, radio, and newspaper firms are set to heat up after FCC regulators meeting in June to decide easing the ban on same market ownership of newspapers, TV and radio stations, as well as the 35% cap that limits how much of the national audience one entity can reach. Banks and utilities are also ripe for another round of consolidation.

                   - The recent U.S. Supreme Court's ruling limiting the size of punitive damages is the kickoff in the battle to curb abusive tort litigation and excessive monetary awards. Congress is working on a legislative solution to skyrocketing asbestos claims.

      FINANCIAL STRENGTH AND FLEXIBILITY

           Our balance sheet remains strong with cash and liquid investments totaling over $531 million at March 31, 2003 versus $518 million at December 31, 2002. Our debt consists of a $100 million ten-year 6% convertible note and $84.2 million of mandatory convertible securities, which will be, exchanged in February 2005 for approximately two million Class A common shares. Stockholders' equity, including the mandatory convertible securities, was $418.4 million at March 31, 2003 compared with $406.3 million at December 31, 2002 and $385.1 million at March 31, 2002. We include mandatory convertible securities as equity since this instrument will be exchanged for common shares on February 2005.

           In July 2002 we announced the expensing of stock options beginning in January 2003. Previously, options were recorded as capital contributions at the time of their exercise. In February 2003 the Board of Directors granted 633,000 options to most of the firm's staff (except our Chief Executive Officer) at the then prevailing market price of $28.95 per share. Using the Black-Scholes option-pricing model the total expense associated with this option grant over its four-year vesting period is estimated at $5.6 million, of which $0.2 million has been recognized for half of the first quarter of 2003.


         We continue our Stock Repurchase Program under which the company may, from time to time, repurchase its Class A common shares in the open market. During the first quarter of 2003 the Company repurchased 7,417 shares at an aggregate investment of $205,829. Since the inception of the program the company has repurchased 1,127,844 shares at an aggregate investment of $28.5 million. At March 31, 2003 there remains $14.2 million available under this program.

         The Company also repurchased 15,300 shares of its mandatory convertible securities during the first quarter of 2003, bringing the total shares repurchased since May 2002 to 233,500 at a total investment of $5.1 million. There remains an additional 466,500 shares to be repurchased under this program.

      OUTLOOK

      Since we derive over 90% of our revenues from our equity products, our firm's profits are tied to the world equity market. Our rising cost structure reflects increased distribution and our intense focus on equity research where we have expanded our team of sell-side analysts and plan further additions opportunistically.

      This will impact our short term earnings, as will higher costs from expensing stock options, new product initiatives and increased distribution expenses from our mutual funds. However, we believe these initiatives provide the best cost effective way to increase value for our clients as well as intrinsic value for our shareholders on a longer-term basis. We note that our liquidity is sufficient to take advantage of opportunities including repurchasing our stock.

NOTES ON NON-GAAP FINANCIAL MEASURES

A. Cash and investments as adjusted have been computed as follows: (in millions)

                                    12/31/02         3/31/02        3/31/03
Cash and cash equivalents            $ 311.4          $364.1         $327.1
Investments                            223.4           118.0          210.6
Total cash and investments             534.8           482.1          537.7
Amounts payable to brokers            (17.2)           (2.7)          (6.5)
Deferred tax benefit                       -            10.9              -
Adjusted cash and investments         $517.6          $490.3         $531.2

Amounts payable to broker reflects cash payable for securities purchased and recorded in a trade date basis for which settlement occurs subsequent to quarter end. The deferred tax benefit represents the reduction in cash taxes payable in the subsequent quarter, which was based on the repayment of the $50 million note payable, which occurred on January 2, 2002. Cash and investments per outstanding share is computed based on the actual shares outstanding at March 31, 2003 of 30,019,072 plus shares issuable upon conversion of the mandatory convertible securities. Cash and investments per share net of debt is computed by reducing the adjusted cash and investments for the $100 million 6% convertible note. We believe cash and investments as adjusted is a more useful measure of the company's liquidity for analytical purposes.

B. Operating income before management fee expense is used by management for purposes of evaluating its business operations. Management fee expense is based on pre-tax income and includes non-operating items including investment gains and losses from the company's proprietary investment portfolio and interest expense.

C. The operating margin excluding our two acquisitions, Woodland and Grove, was computed by excluding the combined revenues and expenses of these acquisitions of $0.5 million and $0.6 million, respectively.


D. Stockholders' equity including the mandatory convertible securities were computed as follows: (in millions)

                                        12/31/02      3/31/02      3/31/03
Stockholders' equity                      $321.8       $295.1       $334.2
Mandatory convertible securities            84.5         90.0         84.2
Stockholders' equity including
  mandatory convertible securities        $406.3       $385.1       $418.4




SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      Our disclosure and analysis in this press release contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.



Assets Under Management

      The company reported assets under management as follows:

TABLE I:

                     Assets Under Management (in millions)

                                                            March 31           %
                                                     2002           2003   Inc. (Dec.)

Mutual Funds:
   Open End                                       $ 8,627         $6,213     (28.0%)
   Closed End                                       1,850          1,545     (16.5)
   Fixed Income                                     1,835          1,916       4.4
Total Mutual Funds                                 12,312          9,674     (21.4)
Institutional & Separate Accounts:
   Equities                                        12,326          9,247     (25.0)
   Fixed Income                                       673            547     (18.7)
Total Institutional & Separate Accounts            12,999          9,794     (24.7)
Alternative Investments                               605            585      (3.3)

Total Assets Under Management                    $25,916         $20,053     (22.6)



TABLE II:                                            Fund Flows - 1st Quarter 2003 (in millions)

                                                                                                Market
                                                                          Net                Appreciation /
                                          December 31, 2002           Cash Flows             (Depreciation)       March 31, 2003
                                          ----------------------      --------------        -----------------     ----------------
Mutual Funds:
    Equities                                       $8,091                $ 71                $ (404)                $7,758
    Fixed Income                                    1,977                 (67)                    6                  1,916

Total Mutual Funds                                 10,068                   4                  (398)                 9,674
Institutional and Separate Accounts
    Equities                                        9,990                (266)                 (477)                 9,247
    Fixed Income                                      613                 (67)                    1                    547
Total Institutional and Separate Accounts          10,603                (333)                 (476)                 9,794

Alternative Investments                               578                   7                     -                    585
Total Assets Under Management                    $ 21,249               $(322)               $ (874)               $20,053


                                                    Assets Under Management (in millions)
                                         ---------------------------------------------------------
TABLE III:                                                                                           % Increase/(decrease)
                                               3/02        6/02        9/02       12/02        3/03     12/02        3/02
Mutual Funds
   Open end                                  $8,627     $ 7,353     $ 6,200     $ 6,482      $6,213       (4.1%)      (28.0%)
   Closed end                                 1,850       1,735       1,515       1,609       1,545       (4.0)       (16.5)
   Fixed income                               1,835       1,823       1,988       1,977       1,916       (3.1)         4.4
Total Mutual Funds                           12,312      10,911       9,703      10,068       9,674       (3.9)       (21.4)

Institutional & Separate Accounts:
   Equities                                  12,326      11,129       9,305       9,990       9,247       (7.4)       (25.0)
   Fixed Income                                 673         544         557         613         547      (10.8)       (18.7)
Total Institutional & Separate Accounts      12,999      11,673       9,862      10,603       9,794       (7.6)       (24.7)

Alternative Investments                         605         611         625         578         585        1.2         (3.3)

Total Assets Under Management              $ 25,916    $ 23,195     $20,190     $21,249     $20,053      (5.6)        (22.6)

TABLE IV:
                         GABELLI ASSET MANAGEMENT INC.
             UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                 (Dollars in thousands, except per share data)

                                                               For the Three Months Ended
                                                                       March 31,
                                                                                      % Inc.
                                                           2002          2003         (Dec.)

Revenues.....................................           $  58,032     $ 46,053        (20.6)%
                                                        ---------     --------        -----
Expenses.....................................              29,915       28,044         (6.3)

Operating income before management fee.......              28,117       18,009        (35.9)

Investment income............................
                                                            2,093        1,690        (19.3)
Interest expense.............................
                                                           (2,728)      (3,011)        10.4
                                                        ---------     --------        -----
Other expense, net...........................                (635)      (1,321)       108.0
                                                        ---------     --------        -----

Income before management fee, income taxes and
   minority interest.........................              27,482       16,688        (39.3)
   Management fee............................               2,748        1,669
                                                        ---------     --------        -----
Income before income taxes and minority interest           24,734       15,019
   Income taxes..............................               9,300        5,647
   Minority interest.........................                  45           45
                                                        ---------     --------        -----
Net income...................................           $  15,389    $   9,327        (39.4)
                                                        =========    =========
Net income per share:
Basic........................................           $    0.51    $    0.31        (39.2)
                                                        =========    =========
Diluted......................................           $    0.51    $    0.31        (39.2)
                                                        =========    =========
Weighted average shares outstanding:
 Basic.......................................              29,941       29,918         (0.1)
                                                        =========    =========
 Diluted.....................................              32,164       30,031         (6.6)
                                                        =========    =========
Reconciliation of Non-GAAP Financial Measures
  to GAAP:
Operating income before management fee.......           $  28,117    $  18,009        (35.9)
Deduct:  management fee......................               2,748        1,669
                                                        ---------     --------
Operating income.............................           $  25,369    $  16,340        (35.6)
                                                        ---------     --------
Operating margin.............................                43.7%        35.5%
                                                        ---------     --------

TABLE V

                         Gabelli Asset Management Inc.
        Unaudited Quarterly Consolidated Condensed Statements of Income
                 (Dollars in thousands, except per share data)

                                                     2002                                2003
                             ------------------------------------------------------    ----------
                                1st        2nd        3rd        4th                      1st
                              Quarter    Quarter    Quarter    Quarter     Total        Quarter
                             --------   --------   --------   --------   --------      ---------
Income Statement Data:

Revenues                       $58,032    $57,402    $47,320    $47,205  $ 209,959       $46,053

Expenses                        29,915     30,533     25,045     25,271    110,764        28,044
                               -------    -------    -------    -------  ---------       -------

Operating income before
   management fee               28,117     26,869     22,275     21,934     99,195        18,009


Investment income                2,093      1,144      1,330      3,543      8,110         1,690
Interest expense                (2,728)   (3,186)     (3,057)    (3,006)   (11,977)       (3,011)
                               -------    -------    -------    -------  ---------       -------
Other income (expense), net       (635)   (2,042)     (1,727)       537     (3,867)       (1,321)
                               -------    -------    -------    -------  ---------       -------
Income before
   management fee,
   income taxes and
   minority interest            27,482    24,827      20,548     22,471     95,328        16,688

Management fee                   2,748     2,483       2,055      2,247      9,533         1,669
                               -------    -------    -------    -------  ---------       -------
Income before income
   taxes and  minority
   interest                     24,734    22,344      18,493     20,224     85,795        15,019

Income taxes                     9,300      8,401      6,954      7,604     32,259         5,647
Minority interest                   45          2         46        131        224            45
                               -------    -------    -------    -------  ---------       -------
Net income                     $15,389    $13,941    $11,493    $12,489    $53,312       $ 9,327
                               =======    =======    =======    =======    =======       =======

Net income per share:
    Basic                      $  0.51    $  0.46    $  0.38    $  0.42    $  1.77       $  0.31
                               =======    =======    =======    =======    =======       =======
    Diluted                    $  0.51    $  0.46    $  0.38    $  0.41    $  1.76       $  0.31
                               =======    =======    =======    =======    =======       =======
Weighted average shares
outstanding:
    Basic
                                29,941     30,222     30,141     30,062     30,092        29,918
                               =======    =======    =======    =======    =======       =======
    Diluted                     32,164     32,327     30,296     30,204     30,302        30,031
                               =======    =======    =======    =======    =======       =======
Reconciliation of Non-GAAP
  Financial Measures to GAAP:
Operating income before
   management fee              $28,117    $26,869    $22,275    $21,934    $99,195       $18,009
Deduct:  management fee          2,748      2,483      2,055      2,247      9,533         1,669
                               -------    -------    -------    -------  ---------       -------
Operating income               $25,369    $24,386    $20,220    $19,687    $89,662       $16,340
                               -------    -------    -------    -------  ---------       -------
Operating margin                 43.7%      42.5%      42.7%      41.7%      42.7%         35.5%
                                 ----       ----       ----       ----       ----          ----

TABLE VI


                         GABELLI ASSET MANAGEMENT INC.
           CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                (In thousands)

                                                  December 31,       March 31,
                                                      2002             2003
ASSETS                                                             (unaudited)

Cash and cash equivalents..................         $311,430       $  327,099
Investments ...............................          223,398          210,613
Receivables................................           32,238           28,533
Other assets...............................           15,665           15,607
                                                    --------         --------
     Total assets..........................         $582,731         $581,852
                                                    ========         ========


LIABILITIES AND STOCKHOLDERS' EQUITY

Compensation payabl........................         $ 18,459         $ 20,554
Income taxes payable.......................            9,196            8,457
Accrued expenses and other liabilities.....          41,176            26,832
                                                    --------         --------
     Total liabilities.....................           68,831           55,843
6% Convertible note........................          100,000          100,000
Mandatory convertible securities...........           84,545           84,163
Minority interest..........................            7,562            7,607

Stockholders' equity.......................          321,793          334,239
                                                    --------         --------
Total liabilities and stockholders' equity..        $582,731         $581,852
                                                    ========         ========